                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                         Date of Report: June 3, 1998


                                  DEPUY, INC.
            (Exact name of registrant as specified in its charter)


Delaware                       001-12229                     35-1989795
(State or Other                (Commission                   (IRS Employer
Jurisdiction of                File Number)                  Identification No.)
Incorporation)

700 Orthopaedic Drive
Warsaw, Indiana                                              46580
(Address of principal executive offices)                     (Zip Code)

                                (219) 267-8143
             (Registrant's telephone number, including area code)

          The undersigned registrant hereby amends the following items of its current Report on Form 8-K dated June 3, 1998 as set forth below:

Item 2.   Acquisition or Disposition of Assets.

          Item 2 is hereby amended to read in its entirety as follows:

          On June 3, 1998, the Company completed its acquisition of all the issued and outstanding shares of capital stock of AcroMed Corporation ("AcroMed") (AcroMed, which is based in Cleveland, Ohio, designs and sells spinal implants and related products). The acquisition was affected through the merger of a newly-formed, wholly-owned subsidiary of the Company with and into AcroMed, as a result of which the Company became the sole shareholder of AcroMed.
         All the outstanding shares of and options to acquire shares of AcroMed which were outstanding at the effective time of the merger were converted into the right to receive a cash payment in accordance with a formula set forth in the agreement and plan of merger. The aggregate consideration paid to the holders of shares of AcroMed or options to purchase shares of AcroMed was approximately $325 million. The purchase price was determined through a competitive bidding process, followed by additional negotiations between the Company and representatives of the holders of shares of AcroMed. Of such consideration, $200 million was financed through the Company's $300 million syndicated revolving credit facility for which The First National Bank of Chicago is the agent; the remaining $125 million of the purchase price was paid from the Company's internal cash resources.

        The financial statements and pro forma financial statements required by
Item 7 of Form 8-K are attached hereto.

Item 7.   Financial Statements and Exhibits.

          Item 7 is hereby amended to read in its entirety as follows:

     (a)  Financial statements of business acquired.

          Audited financial statements and accompanying notes for Acromed Corporation for the year ended June 30, 1997 and for the eleven month period ended May 31, 1998 are attached hereto as attachment A.

     (b)  Pro forma financial information.

          The following Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998 and the Unaudited Pro Forma Combined Statements of Income for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997 (the "Pro Forma Financial Statements"), were prepared based upon historical financial statements of DePuy, Inc. (the "Company"), adjusted to give effect to the purchase of AcroMed Corporation ("AcroMed") effective June 3, 1998, accounted for under the purchase method of accounting. A description of the transaction, the assumptions applied and explanations for the related pro forma adjustments are described in the accompanying notes to the Pro Forma Financial Statements. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of AcroMed included in Item 7 (a) of this Form 8-K/A and the historical financial statements of the Company.

          The Unaudited Pro Forma Combined Balance Sheet assumes that the acquisition occurred on March 31, 1998, and the Unaudited Pro Forma Combined Statements of Income assume that the acquisition occurred on January 1, 1997. The fiscal year if the Company ends on December 31, and the fiscal year of AcroMed ends on June 30. For purposes of presenting the Pro Forma Financial Statements, the historical income statements for AcroMed were compiled on a calendar year basis ending December 31, 1997, and three months ending March 31, 1998 and 1997, consistent with the Company's fiscal year-end.

          The Pro Forma Financial Statements exclude any benefits that may be derived from synergies or the elimination of duplicate efforts as a result of the acquisition. In addition, the Pro Forma Financial Statements may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future.

     DePuy, Inc.
     Unaudited Pro Forma Combined Statements of Income
     ---------------------------------------------------------------------------------------------------------------------

     (in thousands, except per share data)                                   Year Ended December 31, 1997
     ---------------------------------------------------------------------------------------------------------------------
                                                             DePuy,        AcroMed             Pro Forma        Pro Forma
                                                              Inc.       Corporation          Adjustments        Combined
     ---------------------------------------------------------------------------------------------------------------------
     Net sales                                             $ 770,188      $  95,098            $       -        $ 865,286
     Cost of sales                                           229,028         20,457                    -          249,485
     ---------------------------------------------------------------------------------------------------------------------
          Gross profit                                       541,160         74,641                    -          615,801
     ---------------------------------------------------------------------------------------------------------------------
     Selling, general and administrative expenses            296,572         39,325                    -          335,897
     Products liability expenses                                   -        108,397 (M)                -          108,397
     Research and development expenses                        28,419          4,825                    -           33,244
     Amortization of goodwill and intangibles                 14,680              -               13,000 (A)       27,680
     Special items, net                                        8,459              -                    -            8,459
     ---------------------------------------------------------------------------------------------------------------------
          Operating income (loss)                            193,030        (77,906)             (13,000)         102,124
     ---------------------------------------------------------------------------------------------------------------------
     Interest expense                                          7,091            848               13,180 (B)       21,119
     Other income (expense), net                               8,716          1,451               (6,875)(B)        3,292
     ---------------------------------------------------------------------------------------------------------------------
          Income (loss) before taxes, minority interest
            expense and equity in earnings of
            unconsolidated affiliate                         194,655        (77,303)             (33,055)          84,297
     ---------------------------------------------------------------------------------------------------------------------
     Provision for income taxes                               70,937        (28,935)             (12,022)(C)       29,980
     Minority interest expense                                 2,125              -                    -            2,125
     Equity in earnings of unconsolidated affiliate            1,193              -                    -            1,193
     ---------------------------------------------------------------------------------------------------------------------
          Net income (loss)                                $ 122,786      $ (48,368)           $ (21,033)       $  53,385
     =====================================================================================================================
     Basic and diluted earnings per share                  $    1.25                                            $    0.54
     Weighted-average number of common shares outstanding     98,603                                               98,603
     =====================================================================================================================


 See the accompanying notes to these Unaudited Pro Forma Financial Statements.

DePuy, Inc.
Unaudited Pro Forma Combined Statements of Income
----------------------------------------------------------------------------------------------------------------------------------


(in thousands, except per share data)                                           Three Months Ended March 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                 DePuy,          AcroMed         Pro Forma          Pro Forma
                                                                  Inc.         Corporation      Adjustments         Combined
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $ 207,331         $ 24,138        $       -         $  231,469
Cost of sales                                                     60,568            3,715                -             64,283
----------------------------------------------------------------------------------------------------------------------------------
     Gross profit                                                146,763           20,423                -            167,186
----------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                      77,619           13,354                -             90,973
Research and development expenses                                  7,209            1,334                -              8,543
Amortization of goodwill and intangibles                           3,642                -            3,250 (A)          6,892
Special items, net                                                23,996                -                -             23,996
--------------------------------------------------------------------------------------------------------------------------------- -
     Operating income (loss)                                      34,297            5,735           (3,250)            36,782
----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                   1,787               55            3,295 (B)          5,137
Other income (expense), net                                        2,791              (25)          (1,719)(B)          1,047
----------------------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes, minority interest expense
       and equity in earnings of unconsolidated affiliate         35,301            5,655           (8,264)            32,692
----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                        16,122            2,126           (3,006)(C)         15,242
Minority interest expense                                            663                -                -                663
Equity in earnings of unconsolidated affiliate                       332                -                -                332
----------------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                         $  18,848         $  3,529        $  (5,258)        $   17,119
==================================================================================================================================
Basic and diluted earnings per share                           $    0.19                                           $     0.17
Weighted-average number of common shares outstanding              98,711                                               98,711
================================================================================================================================= =

(in thousands, except per share data)                                           Three Months Ended March 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                 DePuy,          AcroMed         Pro Forma           Pro Forma
                                                                  Inc.         Corporation      Adjustments          Combined
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                       $ 187,842       $   21,780        $       -         $  209,622
Cost of sales                                                      56,001            4,444                -             60,445
----------------------------------------------------------------------------------------------------------------------------------
     Gross profit                                                 131,841           17,336                -            149,177
----------------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                       69,531           11,232                -             80,763
Products liability expense                                              -          108,397 (M)            -            108,397
Research and development expenses                                   5,832             858                -              6,690
Amortization of goodwill and intangibles                            3,179               -            3,250 (A)          6,429
Special items, net                                                    908               -                -                908
----------------------------------------------------------------------------------------------------------------------------------
     Operating income (loss)                                       52,391        (103,151)          (3,250)           (54,010)
----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                    1,192             379            3,295 (B)          4,866
Other income (expense), net                                         2,322            (188)          (1,719)(B)            415
----------------------------------------------------------------------------------------------------------------------------------
     Income (loss) before taxes, minority interest expense and
       equity in earnings of unconsolidated affiliate              53,521        (103,718)          (8,264)           (58,461)
----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                         22,311         (38,462)          (3,006)(C)        (19,157)
Minority interest expense                                             373               -                -                373
Equity in earnings of unconsolidated affiliate                        428               -                -                428
----------------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                         $   31,265      $   (65,256)      $  (5,258)        $  (39,249)
==================================================================================================================================
Basic and diluted earnings (loss) per share                    $     0.32                                          $    (0.40)
Weighted-average number of common shares outstanding               98,580                                              98,580
==================================================================================================================================

 See the accompanying notes to these Unaudited Pro Forma Financial Statements.

DePuy, Inc.
Unaudited Pro Forma Combined Balance Sheet
March 31, 1998
(in thousands, except share data)

                                                       DePuy,               AcroMed              Pro Forma             Pro Forma
                                                        Inc.              Corporation           Adjustments            Combined
                                                 -----------------     ------------------    ----------------      ---------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                            $   198,934             $  12,112           $ (122,620)(D)        $   88,426
Short-term investments                                    10,343                 3,995                    -                14,338
Accounts receivable                                      151,973                18,473                    -               170,446
Inventories at lower of cost or market                   177,826                18,619               10,600 (E)           207,045
Deferred income taxes                                     54,897                11,157               (2,793)(F)            63,261
Income taxes receivable                                        -                     -               28,621 (F)            28,621
Prepaid expenses and other current assets                 30,051                10,218                  600 (L)            40,869
                                                 ---------------       ---------------       --------------         -------------
              Total current assets                       624,024                74,574              (85,592)              613,006
                                                 ---------------       ---------------       --------------         -------------

NONCURRENT ASSETS
Goodwill                                                 337,012                 4,203               89,370 (H)           431,148
Other intangible assets                                    3,511                 1,698              147,302 (H)           152,511
Deferred income taxes                                     15,359                28,323                    -                43,682
Investment in affiliate                                    2,088                     -                    -                 2,088
Other assets                                               9,680                 9,658                 (826)(G)            17,949
                                                 ---------------       ---------------       --------------         -------------
                                                         367,650                43,882              235,846               647,378
Property, plant and equipment, net                       104,876                 5,639                1,000 (I)           111,515
                                                 ---------------       ---------------       --------------         -------------
              Total assets                           $ 1,096,550         $     124,095          $   151,254           $ 1,371,899
                                                 ===============       ===============       ==============         =============


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt                                      $    18,205         $       1,928          $        -            $   20,133
Accounts payable                                          33,506                 1,958                   -                35,464
Amounts payable to affiliates, net                         1,130                     -                   -                 1,130
Income taxes payable                                      40,232                   121                5,500 (F)           45,853
Accrued product liability                                      -                99,712                    -               99,712
Accrued royalties                                         25,498                     -                    -               25,498
Accrued employee compensation                             20,345                 2,168                    -               22,513
Other accrued expenses                                    53,536                 2,527                7,670 (J)           63,733
                                                 ---------------       ---------------       --------------         -------------
              Total current liabilities                  192,452               108,414               13,170              314,036
                                                 ---------------       ---------------       --------------         -------------


NONCURRENT LIABILITIES
Long-term debt                                            63,751                     -              215,000 (D)          278,751
Noncurrent product liability                                   -                 9,128                    -                9,128
Long-term employee benefits                               20,289                     -                    -               20,289
Noncurrent deferred income taxes                           8,154                     -               59,600 (H)           67,754
Other noncurrent liabilities                              13,349                    37                    -               13,386
                                                 ---------------       ---------------       --------------       ---------------
              Total noncurrent liabilities               105,543                 9,165              274,600              389,308
                                                 ---------------       ---------------       --------------       ---------------
MINORITY INTEREST                                          4,244                     -                    -                4,244
                                                 ---------------       ---------------       --------------       ---------------

SHAREHOLDERS' EQUITY
Common stock                                                 988                 2,923               (2,923)(K)              988
Additional paid-in capital                               694,669                 4,878               (4,878)(K)(G)       694,669
Retained earnings                                        146,906                  (523)            (129,477)(K)           16,906
Accumulated other comprehensive income                   (48,252)                 (762)                 762 (K)          (48,252)
                                                 ---------------        --------------       --------------        --------------
              Total shareholders' equity                 794,311                 6,516             (136,516)             664,311
                                                 ---------------        --------------       --------------        --------------
                Total liabilities and                $ 1,096,550         $     124,095          $   151,254           $1,371,899
                shareholders' equity             ===============        ==============       ==============        ==============

 See the accompanying notes to these Unaudited Pro Forma Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND STATEMENTS OF INCOME


On June 3, 1998, DePuy, Inc. (the "Company") completed its acquisition of all of the issued and outstanding shares of capital stock of AcroMed Corporation ("AcroMed"). AcroMed designs and sells spinal implants and related products and is based in Cleveland, Ohio. The aggregate purchase price of the acquisition, including expenses, was approximately $340 million. The Company paid $125 million from its internal cash resources and funded the remaining $215 million of the purchase price (including acquisition expenses yet to be paid) through a $300 million syndicated revolving credit facility.

The Unaudited Pro Forma Combined Balance Sheet assumes that the acquisition occurred on March 31, 1998, and the Unaudited Pro Forma Combined Statements of Income assume that the acquisition occurred on January 1, 1997. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired totaled approximately $313 million with $130 million being expensed as acquired in-process research and development costs and the remaining $183 million being allocated as follows:

      Intangible assets - to be amortized over 15 years       $ 149.0  million
      Goodwill - to be amortized over 30 years                   93.1  million
      Deferred tax liability related to intangible assets       (59.6) million
                                                              -------
               Total purchase allocation                      $ 182.5  million
                                                              =======

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Combined Balance Sheet and Statements of Income. These adjustments exclude all non-recurring items which are not expected to have a continuing impact on the Company.

(A) The adjustment represents the amortization of goodwill and intangibles using the amortization periods indicated above.

(B) These amounts represent the increase in interest expense resulting from the $215 million additional debt obtained to finance a portion of the acquisition assuming a 6.13% interest rate and the reduction in interest income due to cash used to fund part of the acquisition assuming an average 5.5% earnings rate.

(C) This adjustment represents the tax effect of the pro forma adjustments made in the Unaudited Pro Forma Combined Statements of Income, including the nondeductability of the goodwill amortization, and the reversing effect of the deferred tax liability related to the intangible assets recorded as a result of the acquisition.

(D) Cash of $123 million was disbursed, net of shareholder receivables recovered as part of the transaction as described in Note (G), and additional financing of $215 million was obtained to fund the acquisition price.

(E) The Company has recorded a fair value adjustment to inventory of $12 million and has increased inventory reserves by $1.4 million to conform to the Company's methodologies, resulting in a net increase in inventory of $10.6 million. The effects of these adjustments on cost of sales have not been reflected in the Pro Forma Combined Statements of Income since they are non-recurring items.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND STATEMENTS OF INCOME (CONTINUED)


(F) These adjustments include the current and deferred tax effects of these pro forma adjustments and various other tax adjustments resulting from the acquisition transaction.

(G) This adjustment eliminates long-term receivables, a portion of which is included as a component of equity, and interest due from shareholders that will be satisfied as a result of the acquisition.

(H) These amounts represent the adjustments required to record the goodwill, intangible assets and related tax effects resulting from the acquisition. Further description of the purchase price allocation was described above. Goodwill reported in the Pro Forma Financial Statements differs from the actual amount of goodwill recorded by the Company due to the difference in net assets at March 31, 1998, as compared to the actual net assets as of the acquisition date.

(I) The Company has recorded a fair value adjustment of $1 million to property, plant and equipment.

(J) This amount represents accruals arising from the transaction, including severance payments to be made to AcroMed management, restructuring costs related to the acquisition and other miscellaneous items.

(K) This adjustment represents the elimination of AcroMed's historical equity and the write off of the acquired in-process research and development of $130 million.

(L) Prepaid expenses and other current assets were adjusted by $.6 million to conform to the Company's amortization policies.

(M) AcroMed recognized products liability expenses of $108.4 million in January 1997, primarily related to a settlement agreement covering litigation associated with orthopaedic bone screws. For further explanation of this settlement, see the Notes to AcroMed's consolidated financial statements for the year ended June 30, 1997 included in this Report.

     (c)  Exhibits.

          2.1 Agreement and Plan of Merger dated as of March 18, 1998 among AcroMed Corporation, DePuy, Inc. and DP Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998)
              * **

* Does not include certain exhibits to the Agreement and Plan of Merger. A list briefly identifying all omitted exhibits has been provided in Exhibit
     2.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998. The Company will furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted exhibit.

** Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to the Company's Application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DEPUY, INC.


Date:  August 13, 1998
                                    By:    /s/  Steven L. Artusi
                                          ------------------------
                                    Name:  Steven L. Artusi
                                    Title: Senior Vice President,
                                           General Counsel and
                                           Secretary

                                                                    Attachment A

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of
  Directors of AcroMed Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity (deficiency) and of cash flows present fairly, in all material respects, the financial position of AcroMed Corporation and its subsidiaries at May 31, 1998, and the results of their operations and their cash flows for the eleven month period then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Indianapolis, Indiana
August 7, 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of AcroMed Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheet of AcroMed Corporation and subsidiaries (the "Company") as of June 30, 1997, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, AcroMed Corporation is a defendant in numerous products liability lawsuits and has entered into a proposed settlement agreement designed to dismiss AcroMed from this litigation upon final court approval.



Deloitte & Touche LLP
Cleveland, Ohio
August 28, 1997

ACROMED CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MAY 31, 1998 AND JUNE 30, 1997
($ IN THOUSANDS)
--------------------------------------------------------------------------------


                                                               MAY 31,          JUNE 30,
ASSETS                                                          1998             1997
Current assets
 Cash and cash equivalents                                     $  1,276         $ 12,018
 Accounts receivable (Notes 2 and 7)                             19,656           17,959
 Inventories (Notes 4 and 7)                                     18,451           19,340
 Prepaid expenses                                                    14              673
 Income taxes refundable (Notes 2 and 8)                          7,527            2,788
 Deferred income taxes, current (Notes 2 and 8)                  29,972           11,341
 Initial payment for proposed products liability settlement
   (Notes 3 and 12)                                                   -           10,000
 Other current assets                                             2,489                -
                                                               --------         --------

    Total current assets                                         79,385           74,119

Property and equipment, net (Notes 5 and 7)                       5,514            5,630

Intangibles - net (Notes 6 and 7)                                 5,871            6,006

Deferred income taxes, non-current (Notes 2 and 8)                3,390           28,815

Other assets:
 Cash surrender value of life insurance (Note 7)                  1,318            2,344
 Other non-current assets                                         6,189            6,348
                                                               --------         --------
    Total assets                                               $101,667         $123,262
                                                               ========         ========

  The accompanying notes are an integral part of these financial statements.

ACROMED CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MAY 31, 1998 AND JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                  MAY 31,         JUNE 30,
                                                                   1998            1997
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Notes payable (Note 7)                                          $ 5,000         $ 10,000
 Products liability accrual, current (Notes 3 and 12)             71,028           34,000
 Accounts payable                                                  5,600            4,989
 Accrued liabilities:
   Compensation                                                    2,069            2,062
   Taxes                                                           1,770            1,169
   Other                                                           4,036              895
                                                                --------         --------

    Total current liabilities                                     89,503           53,115

Products liability accrual, non-current
 (Notes 3 and 12)                                                  7,212           76,500

Other non-current liabilities                                         13              150

Commitments and contingent liabilities
 (Notes 11 and 12)

Shareholders' Equity (Deficiency) (Note 9)
 Common stock, no par value; at stated value of
 $100 per share - 29,225 and 29,150 shares issued
 and outstanding, respectively                                     2,923            2,915
 Additional paid-in capital                                        5,091            4,601
 Accumulated deficit                                              (2,157)         (13,459)
 Accumulated translation adjustment                                 (918)            (560)
                                                                --------         --------

    Total shareholders' equity (deficiency)                        4,939           (6,503)
                                                                --------         --------

    Total liabilities and shareholders' equity (deficiency)     $101,667         $123,262
                                                                ========         ========

  The accompanying notes are an integral part of these financial statements.

ACROMED CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                ELEVEN MONTH
                                                PERIOD ENDED     YEAR ENDED
                                                MAY 31, 1998   JUNE 30, 1997

Net sales                                         $ 90,554       $ 91,217
                                                  --------       --------

Cost of sales                                       18,059         20,182
                                                  --------       --------

Gross profit                                        72,495         71,035

Selling, general and administrative expenses        44,606         40,144

Products liability expenses (Note 3)                 4,546        108,397

Research and development expenses                    3,745          4,424
                                                  --------       --------

Operating income (loss)                             19,598        (81,930)

Interest expense                                       410            653

Other (income) - net                                  (182)          (633)
                                                  --------       --------

Income (loss) before income taxes                   19,370        (81,950)

Income tax provision (benefit)                       8,068        (30,827)
                                                  --------       --------

Net income (loss)                                 $ 11,302       $(51,123)
                                                  ========       ========

Net income (loss) per share:

   Basic                                          $    387       $ (1,760)
                                                  ========       ========

   Diluted                                        $    335       $ (1,760)
                                                   =======       ========

  The accompanying notes are an integral part of these financial statements.

ACROMED CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                            COMMON STOCK                                                          TOTAL
                                        --------------------
                                        NUMBER OF               ADDITIONAL    ACCUMULATED     ACCUMULATED     SHAREHOLDERS'
                                         SHARES                  PAID-IN        EARNINGS      TRANSLATION         EQUITY
                                         ISSUED      AMOUNT      CAPITAL       (DEFICIT)       ADJUSTMENT      (DEFICIENCY)
BALANCE AT JULY 1, 1996                    29,025     $2,903        $4,122       $ 37,664           $ 291          $ 44,980

  Net loss                                                                        (51,123)                          (51,123)
  Stock options exercised                     125         12           191                                              203
  Compensatory stock options                                           288                                              288
  Translation adjustment                                                                             (851)             (851)
                                      -------------------------------------------------------------------------------------

BALANCE AT JUNE 30, 1997                   29,150      2,915         4,601        (13,459)           (560)           (6,503)
                                      -------------------------------------------------------------------------------------

  Net income                                                                       11,302                            11,302
  Stock options exercised                      75          8            62                                               70
  Compensatory stock options                                           428                                              428
  Translation adjustment                                                                             (358)             (358)
                                      -------------------------------------------------------------------------------------

BALANCE AT MAY 31, 1998                    29,225     $2,923        $5,091       $ (2,157)          $(918)         $  4,939
                                      =====================================================================================

  The accompanying notes are an integral part of these financial statements.

ACROMED CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS)
--------------------------------------------------------------------------------

                                                           ELEVEN MONTH
                                                           PERIOD ENDED               YEAR ENDED
                                                           MAY 31, 1998             JUNE 30, 1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                              $ 11,302                  $(51,123)
Adjustments to reconcile net income (loss) to net
   cash used for operating activities:
   Depreciation and amortization                                  1,743                     1,897
   Deferred income taxes                                          7,127                   (36,030)
   Other gains                                                        -                       (82)
   Stock option compensation                                        428                       288
Changes in operating assets and liabilities:
    Accounts receivable                                          (1,715)                   (1,160)
    Inventories                                                     869                    (2,508)
    Prepaid expenses                                                659                       172
    Other assets                                                 (6,043)                     (360)
    Accounts payable                                                611                        77
    Products liability, net                                     (22,260)                   92,480
    Other liabilities                                             3,279                    (3,971)
                                                               --------                  --------
     Net cash used for operating activities                      (4,000)                     (320)
                                                               --------                  --------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property                                            (1,495)                   (2,351)
 Proceeds from sales of property                                      3                        70
                                                               --------                  --------
     Net cash used for investing activities                      (1,492)                   (2,281)
                                                               --------                  --------
CASH FLOWS FROM FINANCING ACTIVITIES
 (Repayments) borrowings under line of credit agreement          (5,000)                   10,000
 Stock options exercised                                             70                       116
                                                               --------                  --------
     Net cash (used) provided by financing activities            (4,930)                   10,116
                                                               --------                  --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS                                                       (320)                      (63)
                                                               --------                  --------

 (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (10,742)                    7,452

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  12,018                     4,566
                                                               --------                  --------

 CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  1,276                  $ 12,018
                                                               ========                  ========

  The accompanying notes are an integral part of these financial statements.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

1. ORGANIZATION AND OPERATIONS

   AcroMed Corporation ("AcroMed") is a developer and international marketer of a comprehensive line of spinal implant devices and related instruments used in the treatment of spinal disorders. AcroMed, Inc., a subsidiary in the United States, develops, assembles and markets cervical spinal stabilization devices. AcroMed Holding B.V. and AcroMed B.V., subsidiaries in the Netherlands, AcroMed UK Ltd., a subsidiary in the United Kingdom and AcroMed Canada, a subsidiary in Canada, facilitate the international distribution process. Products are sold on credit primarily to health care providers in the United States, the United Kingdom, the Netherlands and Canada, and to distributors in Europe, the Pacific Rim, the Americas, and other international locations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of AcroMed Corporation and its subsidiaries (the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

   CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with initial maturities of 90 days or less to be cash equivalents.

   ALLOWANCE FOR DOUBTFUL ACCOUNTS AND OTHER SALES ALLOWANCES - The Company sells its products worldwide and grants credit to substantially all of its customers. Trade accounts receivable are net of allowances for doubtful accounts and other sales allowances of $2,047 and $2,599, at May 31, 1998 and June 30, 1997, respectively.

   REVENUE RECOGNITION - Revenues from product sales are recognized at the time of shipment to the customer.

   INCOME TAXES - Income taxes are accounted for under the asset and liability approach of accounting for income taxes set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This approach can result in recording tax provisions or benefits in periods different than the periods in which such taxes are paid or benefits received. Deferred income taxes are provided for temporary differences between tax and financial reporting of deductible or taxable items and tax loss and credit carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax asset will not be realized.

   STOCK OPTIONS - The Company accounts for stock options pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and accordingly incurs compensation expense to the extent that the fair value of options at the grant date exceeds the option exercise price. Compensation expense for stock options outstanding is recognized during the service period related to the options. The Company

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   derives a tax deduction measured by the excess of the fair value over the option price at the date options are exercised. Tax benefits related to tax deductions in excess of compensation expense recognized for financial reporting purposes are credited to additional paid-in capital.

   FOREIGN CURRENCY TRANSLATION - The assets and liabilities of subsidiaries located outside the United States are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average rates of exchange for the year. Unrealized gains and losses from translation are accumulated as a separate component of shareholders' equity (deficiency). Realized gains and losses from foreign currency transactions are included in other income and are not material to the results of operations.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure about the fair value of all financial instruments. The carrying values of cash and cash equivalents, receivables, certain other assets and notes payable are reasonable estimates of their fair value.

   NET INCOME (LOSS) PER SHARE - Amounts presented for net income (loss) per share have been computed in accordance with SFAS No. 128, "Earnings per Share". This Statement specifies disclosure of basic and diluted per share amounts. Basic per share amounts are calculated by dividing net income
   (loss) by the weighted-average number of common shares outstanding during the period. Diluted per share amounts are calculated by dividing net income
   (loss) by the weighted-average number of common shares outstanding during the period plus the incremental shares that would have been outstanding upon the assumed exercise of dilutive stock options. Additional option shares included in the diluted calculation, based upon application of the treasury stock method, were 4,532 for the eleven month period ended May 31, 1998. No additional option shares were included in the diluted calculation for the year ended June 30, 1997, as the effect would have been anti-dilutive.

   NEW ACCOUNTING STANDARDS - In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information". These Statements establish standards for reporting and display of comprehensive income and its components and establish standards for the way in which business enterprises report information about operating segments, respectively. Both of these Statements become effective for financial statements for fiscal years beginning after December 15, 1997.

   In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires that all derivatives be recognized on the balance sheet at fair value. Changes in fair values

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   of derivatives will be accounted for based upon their intended use and designation. This Statement will be effective for fiscal quarters of fiscal years beginning after June 15, 1999.

   FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK - Financial instruments that potentially subject the Company to credit risk consist primarily of trade accounts receivable. While overall credit risk is mitigated by the large number and types of entities comprising the Company's customer base and their dispersion across many geographic regions, including significant exposure to Pacific Rim countries, currency risk also exists as European sales are denominated in a foreign currency. The Company does not routinely enter into foreign currency hedging arrangements and no foreign currency or derivative financial instruments were outstanding as of May 31, 1998. The Company does not routinely require collateral or other security as a condition of sale.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   RECLASSIFICATIONS - Certain amounts within the June 30, 1997 financial statements have been reclassified to conform with the presentation adopted in the current period.


3. PRODUCTS LIABILITY LITIGATION

   AcroMed has been named as a defendant in products liability lawsuits filed in federal and state courts on behalf of over 3,200 patients treated with AcroMed's orthopedic bone screws and related devices to facilitate spinal fusion surgery. AcroMed also has been named as a defendant on conspiracy or concert-of-action theories in federal and state court cases filed on behalf of over 1,500 patients treated with other manufacturers' devices. Patients' spouses are additional plaintiffs in many instances. All federal cases have been coordinated in the United States District Court for the Eastern District of Pennsylvania (the "Court").

   AcroMed and the Plaintiffs' Legal Committee in the coordinated federal cases entered into a Settlement Agreement on January 8, 1997 which was preliminarily approved by the Court on January 16, 1997. The Court subsequently held hearings and final arguments on the Settlement Agreement, as amended, on July 8, 1997. On October 17, 1997, the Court entered its Final Order and Judgment approving the Settlement Agreement, with the Court's Final Order and Judgment becoming final on April 3, 1998. The settlement is based on certification of a mandatory class action, with no opt-out rights. The Court has certified the class and approved the settlement as fair, reasonable, and adequate.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   The class includes all persons and entities who may have pending or potential claims against AcroMed and a number of other released parties relating to orthopedic bone screws that were implanted in a surgery that occurred in the United States on or before December 31, 1996. The intent of the settlement is designed to achieve the dismissal of AcroMed and the other released parties from all of the orthopedic bone screw related lawsuits currently pending or later filed by class members in federal or state court. The settlement is also designed to achieve the dismissal of all orthopedic bone screw related cross-claims and third-party claims currently pending or later filed by parties who are not class members.

   Under the terms of the Settlement Agreement, AcroMed will contribute $100,000 in cash and the proceeds of certain products liability insurance policies to a settlement fund to be administered by the Court. All class members will be required to submit their claims against the settlement fund under procedures to be established by the Court. No class member will be entitled to recover any sums from AcroMed over and above the amounts, if any, that they are entitled to receive from the settlement fund. All of the plaintiffs' legal fees and expenses and all costs of administering the settlement will be paid from the settlement fund and will not constitute separate or additional obligations of AcroMed.

   Pursuant to the terms of the Settlement Agreement, AcroMed paid $10,000 into the settlement fund upon preliminary approval of the Settlement Agreement in January 1997 and an additional $20,000 installment in April 1998 upon final approval of the Final Order and Judgment. At June 30, 1997, the initial $10,000 payment to the Settlement Fund was classified as a current asset as the monies were required to be returned to AcroMed if the Settlement Agreement had not received final approval. With such approval in April 1998, the asset was applied as a reduction of the settlement accrual. The final $70,000 installment (plus interest from October 17, 1997) is required to be paid by April, 1999. The Settlement Agreement required AcroMed to grant a security interest in all of its assets to collateralize its payment obligations to the settlement fund. Upon final approval of the Final Order and Judgement, all payments made to the Settlement Fund are nonrefundable to AcroMed.

   The Company is self-insured with respect to its products liability exposures and in the year ended June 30, 1997 accrued the estimated cost to complete the bone screw litigation settlement, including legal and other costs expected to be incurred. As of May 31, 1998, amounts remaining related to this accrual totaled $71,028, all of which is classified as a current liability within the balance sheet.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   The Company has also recorded estimated liabilities, based upon actuarial projections and assumptions, for potential products liability claims not subject to the settlement (e.g., time periods and products outside of the settlement). As of May 31, 1998 and June 30, 1997, the Company had accrued $7,212 and $4,000, respectively, to cover such potential claims. It is reasonably possible that the Company's estimates of these liabilities will change in the near term.


4. INVENTORIES

   Inventories at May 31, 1998 and June 30, 1997 consist primarily of purchased finished goods and are valued on a first-in, first-out basis at the lower-of-cost or market.

                                                   MAY 31,   JUNE 30,
                                                   1998      1997
   Finished goods                                 $12,714    $14,562
   Consignment and loaner set inventories           5,594      5,230
   Raw materials                                    2,648      2,371
   Allowance for excess and obsolete inventory     (2,505)    (2,823)
                                                  -------    -------
                                                  $18,451    $19,340
                                                  =======    =======

5. PROPERTY AND EQUIPMENT

   Equipment, furniture, and leasehold improvements are stated at cost. Depreciation is computed using accelerated or straight line methods over the estimated useful lives of the assets which range from 5 to 15 years. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment at May 31, 1998 and June 30, 1997 consist of the following:

                                                   MAY 31,   JUNE 30,
                                                    1998      1997
   Equipment and office furniture                 $ 8,092    $ 7,272
   Leasehold improvements                           4,063      3,880
                                                  -------    -------
      Total                                        12,155     11,152
   Accumulated depreciation                        (6,641)    (5,522)
                                                  -------    -------
   Property and equipment - net                   $ 5,514    $ 5,630
                                                  =======    =======

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

6. INTANGIBLES

   PATENTS AND TRADEMARKS - The external costs of filing and obtaining patents and trademarks are capitalized when incurred. These costs are amortized using the straight line method over their estimated useful lives of up to 17 years for patents and 20 years for trademarks. Accumulated amortization is $441 and $358 at May 31, 1998 and June 30, 1997, respectively.


   GOODWILL - The excess of purchase price over the fair value of net assets acquired is being amortized using the straight line method over periods not exceeding 20 years. Accumulated amortization is $2,166 and $1,876 at May 31, 1998 and June 30, 1997. Amortization expense is included in other (income) - net.

   Intangibles at May 31, 1998 and June 30, 1997 consist of the following:

                                                      MAY 31,   JUNE 30,
                                                       1998       1997

   Goodwill - net of amortization                     $4,150    $4,440
   Patents and trademarks - net of amortization        1,721     1,566
                                                      ------    ------
   Intangibles - net                                  $5,871    $6,006
                                                      ======    ======

   The Company assesses the recoverability of long-lived assets, including goodwill and other intangible assets, whenever adverse events or changes in circumstances indicate that an impairment may have occurred. If the future cash flows (undiscounted and without interest) expected to result from the use of the related asset are less than the carrying value of such assets, an impairment has been incurred and a loss is recognized to reduce the carrying value to fair value based upon discounted cash flows or market prices.


7. NOTES PAYABLE AND LINE OF CREDIT

   The Company entered into a $30,000 revolving line of credit agreement with a bank in September 1997, replacing a previous revolving line of credit with the same bank in the amount of $10,000. The new agreement terminates 12 months from the date of the final settlement approval discussed in Note 3, with amounts outstanding as of such termination date due and payable within one year of such date. Borrowings under the agreement unrelated to the funding of the settlement discussed in Note 3 are limited to $10,000. Interest on outstanding borrowings are paid at the bank's prime rate or 2.50 percent in excess of the LIBOR rate, at the direction of the Company. Amounts available under the facility are subject to a commitment fee of three-tenths of one percent per annum.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   The line of credit agreement contains requirements to maintain certain financial results and ratios, prohibits the payment of cash dividends, and places restrictions and limitations on the purchase and sale of assets, additional borrowings and other items. Borrowings under the agreement are collateralized by certain accounts receivable, inventory, property and equipment, life insurance proceeds, and certain intangible assets. Amounts outstanding under the respective credit agreements at May 31, 1998 and June 30, 1997 were $5,000 and $10,000, respectively.

   AcroMed B.V. has a demand line of credit with a bank that permits borrowings of up to 1,675 Dutch Guilders (approximately $832). The agreement has no stated expiration date. Interest on outstanding balances are payable monthly at the prime rate of the Dutch National Bank plus 1.50 percent. Borrowings are collateralized by the accounts receivable of AcroMed B.V. There were no outstanding borrowings under this line of credit as of May 31, 1998 or June 30, 1997.

   For the eleven month period ended year ended May 31, 1998 and the year ended June 30, 1997, cash paid for interest was $410 and $607, respectively.


8. INCOME TAXES

   Income (loss) before income taxes for the eleven month period ended May 31, 1998 and the year ended June 30, 1997 consists of:



                                           MAY 31       JUNE 30,
     SOURCE                                 1998          1997
     United States                        $ 21,136     $ (85,026)
     Foreign                                (1,766)        3,076
                                          --------     ---------
     Total                                $ 19,370     $ (81,950)
                                          ========     =========

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

   Income tax provision (benefit) for the eleven month period ended May 31, 1998 and the year ended June 30, 1997 is summarized as follows:

                                                        MAY 31,     JUNE 30,
          DESCRIPTION                                    1998         1997
          Current:
           Federal                                     $  1,277    $  3,299
           State and local                                   64         304
           Foreign                                         (400)      1,600
                                                       --------    --------
             Total current                                  941       5,203
                                                       --------    --------

          Deferred:
           Federal                                        6,377     (32,135)
           State and local                                  750      (3,895)
                                                       --------    --------
             Total deferred                               7,127     (36,030)
                                                       --------    --------

          Total income tax provision (benefit)         $  8,068    $(30,827)
                                                       ========    ========

   Deferred tax assets and liabilities have been recognized in the consolidated balance sheet at May 31, 1998 and June 30, 1997 for temporary differences and foreign net operating and capital loss carryforwards as follows:

                                                        MAY 31,    JUNE 30,
          DESCRIPTION                                    1998        1997
          Current deferred tax assets:
           Products liability accrual                  $ 26,280    $  8,880
           Allowances for receivables and inventories     3,139       2,020
           State and local income taxes                      34          93
           Other - net                                      519         348
                                                       --------    --------
          Current deferred tax assets                  $ 29,972    $ 11,341
                                                       ========    ========

          Noncurrent deferred tax assets:
           Employee compensation                            504         337
           Investment write-downs                             -         581
           Depreciation                                     216         170
           Products liability accrual                     2,668      28,305
           Foreign net operating losses                     345           -
           Other - net                                        2           3
                                                       --------    --------
             Total                                        3,735      29,396
                                                       --------    --------

          Less valuation allowance                         (345)       (581)
                                                       --------    --------

          Noncurrent deferred tax assets - net         $  3,390    $ 28,815
                                                       ========    ========

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

As of June 30, 1997, the Company had capital loss carryforwards for financial reporting purposes resulting from the write-off of investments. The Company recorded a valuation allowance against these capital loss carryforwards because management did not believe that realization of future capital gains to use these capital loss carryforwards was likely. These capital loss carryforwards expired unused during the current period. The Company has foreign net operating loss carryforwards available in the United Kingdom and Canada. Such operations, which began in fiscal 1997 and 1998, respectively, have yet to achieve profitability. Management does not currently believe it is more likely than not that the available foreign net operating loss carryforwards will be utilized and a full valuation allowance has been provided.

   A reconciliation between the federal statutory income tax rate and the Company's effective tax rate for the eleven month period ended May 31, 1998 and the year ended June 30, 1997 is summarized as follows:

                                                           MAY 31,     JUNE 30,
   DESCRIPTION                                              1998         1997
   Statutory tax rate                                       35.0%        35.0%

   Effects of:
    State and local taxes, net of federal benefit            2.7          2.9
    Foreign Sales Corporation benefit                       (4.3)          .7
    Foreign operations                                       1.8         (1.8)
    Nondeductible compensation                               0.7          (.4)
    Accrual for potential disallowances                      5.3            -
    Other                                                     .5          1.2
                                                          ------       ------
   Effective tax rate                                       41.7%        37.6%
                                                          ======       ======

   The Company's wholly-owned subsidiary, AcroMed Export, Inc., qualifies as a Foreign Sales Corporation.

   Incremental U.S. income taxes or foreign withholding taxes have not been provided on the cumulative undistributed earnings of the foreign subsidiaries totaling $3,657 as of May 31, 1998. These earnings, which reflect full provision for non-U.S. income taxes, are expected to be reinvested indefinitely in non-U.S. operations or to be remitted substantially free of additional tax due to the availability of foreign tax credits.

   Cash paid for income taxes was $5,461 and $6,848 for the eleven month period ended May 31, 1998 and the year ended June 30, 1997, respectively.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

9. SHAREHOLDERS' EQUITY

   Authorized common stock of the Company consists of 250,000 shares with a stated value of $100 per share. As of May 31, 1998 and June 30, 1997, there were 29,225 and 29,150 shares of common stock issued and outstanding.


   STOCK OPTION PLANS - The Company has granted stock options under various agreements. Stock options vest over varying periods ranging from three to ten years. Outstanding options at May 31, 1998 and June 30, 1997 were as follows:

          NUMBER OF SHARES                   PRICE                           EXERCISE
          ----------------
     MAY 31, 1998   JUNE 30, 1997         PER SHARE                     EXPIRATION DATE
     ------------   -------------
              700              700         $      1                      December 1, 2004
            2,100            2,100               70                      December 1, 2004
            1,050            1,050              186                      December 1, 2004
              150              150              236                      December 1, 2004
              100              100              239                      December 1, 2004
            7,410            7,610              925            April 15, 2003 - May 31, 2006
              225              225            1,600                      April 1, 2004
              740              305            2,000        February 11, 2007 - October 20, 2008
     ------------      ----------
           12,475           12,240
      ===========       ==========

   A summary of stock option transactions for the eleven month period ended May 31, 1998 and the year ended June 30, 1997 is as follows:

                                                    MAY 31, 1998                                       JUNE 30, 1997
                                      ---------------------------------------------   ----------------------------------------
                                             NUMBER                 WEIGHTED              NUMBER                WEIGHTED
                                               OF                   AVERAGE                 OF                  AVERAGE
           DESCRIPTION                       SHARES              EXERCISE PRICE           SHARES             EXERCISE PRICE
   -------------------------------    -----------------     -----------------------   ------------     ------------------------
   Outstanding at beginning
     of period                                   12,240                     $  687          12,135                       $  658

   Granted                                          435                      2,000             305                        2,000

   Exercised                                        (75)                       925            (125)                         925

   Cancelled or expired                            (125)                       925             (75)                         925
                                      -----------------     -----------------------   ------------     ------------------------
   Outstanding at end
     of period                                   12,475                     $  729          12,240                       $  687
                                      =================     =======================   ============     ========================

   Exerciseable options                          10,584                                     10,014
                                      =================                               ============

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

     During the eleven month period ended May 31, 1998, all stock option grants were made with exercise prices below the estimated market value at date of grant, resulting in the options being compensatory. Compensation expense related to such options will be recognized over the service period. No options granted during the year ended June 30, 1997 were considered compensatory. Compensation expense recognized for compensatory stock options granted in current and prior periods totaled $428 and $288, respectively, for the eleven month period ended May 31, 1998 and the year ended June 30, 1997.

     If the fair value method described in SFAS No. 123, "Accounting for Stock-Based Compensation", had been used for options granted during the eleven month period ended May 31, 1998 and the year ended June 30, 1997, there would have been no material effect on the consolidated financial statements. The weighted average fair value of options granted in fiscal 1998 and 1997, estimated using the Black-Scholes option pricing model with a risk free interest rate of 6%, was $2,652 and $902 per share, respectively.


10.  PROFIT SHARING PLAN

     The Company contributes to defined contribution profit sharing retirement plans that cover substantially all United States employees and full-time employees in the Netherlands. United States employees may elect to contribute a percentage of compensation during the plan year. Employer contributions in the United States include a match of certain employee contributions and, at the discretion of the Board of Directors, an annual profit sharing component. The Netherlands plan is fully funded by the employer and contributions are based upon a fixed percentage of base compensation. Costs of $839 and $803 were incurred for the eleven month period ended May 31, 1998 and the year ended June 30, 1997, respectively.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

11.  LEASES

     At May 31, 1998, the Company is obligated under operating lease agreements for equipment, automobiles, office space, and other facilities. Future minimum annual rentals are:


     YEAR ENDING
      JUNE 30                                                      AMOUNT


        1999                                                       $  628
        2000                                                          388
        2001                                                          242
        2002                                                           55
        2003                                                           10
        ----                                                       ------

          Total                                                    $1,323
                                                                   ======

     Rent expense was $797 and $821 for the eleven month period ended May 31, 1998 and the year ended June 30, 1997, respectively.


12.  COMMITMENTS AND CONTINGENCIES

     PRODUCTS LIABILITY - As described in Note 3, AcroMed has entered into a Settlement Agreement which is designed to achieve the dismissal of AcroMed from all pending or future products liability litigation resulting from orthopedic bone screws and related devices implanted in U.S. surgeries performed through December 31, 1996. Management believes that the Company will be able to generate sufficient funds from external financing and operations to satisfy the remaining $70,000 due under the Settlement Agreement, which along with accrued interest is required to be paid by April, 1999. AcroMed has a $30,000 revolving credit facility (Note 7), under which $5,000 is outstanding at May 31, 1998, following payment of the second installment of $20,000 under the Settlement Agreement in April, 1998. This revolving credit facility is scheduled to terminate in April 1999 with amounts outstanding as of such date due and payable within one year of such date. Management believes that the Company will be able to obtain additional financing arrangements before the final $70,000 installment is due which will be sufficient to allow the Company to fund the final installment and refinance any outstanding balances under the revolving credit facility. See Note 15 for subsequent developments.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

     The Company is subject to a number of investigations, lawsuits and claims during the normal course of its business. Management does not expect that resulting liabilities beyond provisions already recorded will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. The loss provisions have not been reduced by any amounts of potential insurance recoveries. As outlined in
     Note 3, the Company is self-insured with respect to all products liability exposures.

13.  OTHER RELATED PARTY TRANSACTIONS

     The Company has engaged in transactions with affiliates and other related parties as follows:


     (a) At May 31, 1998 and June 30, 1997, the Company had a loan receivable from a shareholder of $571 and $532, respectively. The loan is included in other non-current assets. The loan is payable quarterly, including interest at a rate of 7.83 percent, beginning October 31, 1997 through October 2000 and is collateralized by 838 shares of AcroMed common stock.


     (b) The Company has loaned $1,554 to a shareholder. Interest accrues over the period of the loan at the prime rate. The shareholder has pledged 3,360 shares of AcroMed common stock as collateral for the loan. The entire unpaid principal and all accrued interest is due on April 15, 2001. The note receivable is a reduction of additional paid-in capital. An interest receivable on the loan of $263 and $126 at May 31, 1998 and June 30, 1997, respectively, has been recorded in other non-current assets.

     (c) A shareholder of the Company controlled a majority ownership interest of a company that served as a distributor of the Company's products in Europe. Sales to that company were $418 during the year ended June 30, 1997, and trade accounts receivable were $339 as of June 30, 1997. The Company terminated its distributor agreement with this company effective June 30, 1997. In July 1997, that company initiated an arbitration proceeding against the Company for alleged breach of the agreement. As of June 30, 1997, the Company accrued a liability of $655 for costs expected to be incurred. In May 1998 this matter was settled at a cost of approximately $2,500.

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

14.  OPERATIONS IN GEOGRAPHIC AREAS

     The Company operates in one primary industry segment which includes the development, manufacture and distribution of spinal implants.


     Financial data by geographic area based upon the location of the entity that conducted the activity as of and for the eleven month period ended May 31, 1998 and the year ended June 30, 1997, is summarized as follows:

                                             MAY 31,         JUNE 30,
                                              1998             1997
     Net sales to customers:
     United States and other               $ 83,918         $ 77,718
     Europe                                   6,636           13,499
                                           --------         --------
       Total                                 90,554           91,217
     Intercompany transfers from:
     United States and other                  4,191            3,312
     Europe                                     505            1,215
                                           --------         --------
       Total                                 95,250           95,744
     Less intercompany transfers             (4,696)          (4,527)
                                           --------         --------
     Consolidated net sales                $ 90,554         $ 91,217
                                           ========         ========

     Operating profit (loss):
     United States and other               $ 23,776         $(82,878)
     Europe                                  (1,542)           3,583
     Eliminations                            (1,110)            (926)
                                           --------         --------
       Total                                 21,124          (80,221)
     General corporate expenses              (1,526)          (1,371)
     Other expense                             (228)            (358)
                                           --------         --------

     Income (loss) before taxes            $ 19,370         $(81,950)
                                           ========         ========

     Identifiable assets:
     United States and other               $103,738         $116,285
     Europe                                  12,719           14,230
     Eliminations                           (16,119)          (9,604)
                                           --------         --------
       Total                                100,338          120,911
     Corporate assets                         1,329            2,351
                                           --------         --------

       Total assets                        $101,667         $123,262
                                           ========         ========

ACROMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE ELEVEN MONTH PERIOD ENDED MAY 31, 1998 AND
YEAR ENDED JUNE 30, 1997
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

     Export sales from the United States to customers, primarily in Europe, Central and South America, and the Pacific Rim, were $22,183 and $14,356 for the eleven month period ended May 31, 1998 and for the year ended June 30, 1997, respectively. Net assets of non-U.S. subsidiaries were $10,385 and $10,658 at May 31, 1998 and June 30, 1997. The Company's consolidated net income (loss) includes net (losses) income of these subsidiaries of ($1,367) and $2,402 for the eleven month period ended May 31, 1998 and the year ended June 30, 1997, respectively.

     No dividends were received from subsidiaries during the periods covered by these financial statements. In addition, no customers accounted for 10% or more of the Company's sales during such periods.

15.  SUBSEQUENT EVENTS


     On March 19, 1998, the shareholders of the Company entered into an agreement to sell 100% of its shares to DePuy, Inc., the world's oldest manufacturer of orthopedic products and a majority-owned subsidiary of Roche Holding Ltd. This transaction was finalized on June 3, 1998 at a purchase price of $325,000, which included payment for all outstanding stock options which were immediately vested at closing. Under the terms of the purchase agreement, the outstanding shareholder receivables outlined in
     Note 13, along with any accrued interest thereon, were fully satisfied from the proceeds due each shareholder. All amounts outstanding under the revolving line of credit facilities were repaid shortly after the closing date and the facilities were terminated.

                                 * * * * * * *

                                 EXHIBIT INDEX



Exhibit No.  Description                                     Page No.
-----------  -----------                                     --------

2.1 Agreement and Plan of Merger dated as of March 18, 1998 among AcroMed Corporation,
             DePuy, Inc. and DP Merger Sub, Inc.
             (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998)* **



* Does not include certain exhibits to the Agreement and Plan of Merger. A list briefly identifying all omitted exhibits has been provided in Exhibit
     2.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998. The Company will furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted exhibit.

** Confidential material omitted and filed separately with the Securities and Exchange Commission pursuant to the Company's Application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.